Exhibit 10.1

CONFIDENTIAL

November 14, 2018

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Attention: Michael S. Dell

Project Yosemite

Commitment Letter

Ladies and Gentlemen:

Dell Inc. (“you” or the “Company”) has advised Bank of America, N.A. (through itself or one of its affiliates, “Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS” and, together with Bank of America, “BAML”), Barclays Bank PLC (“Barclays”), Citigroup Global Markets Inc. (“CGMI”), on behalf of Citi (as defined below), Credit Suisse AG, Cayman Islands Branch (acting through such of its affiliates or branches as it deems appropriate, “CSCIB”), Credit Suisse Loan Funding LLC (“CSLF” and, together with CSCIB, “CS”), Goldman Sachs Bank, USA (“GS”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Morgan Stanley Senior Funding, Inc. (through itself or one of its affiliates, “MS”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, “DB”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets1 (“RBCCM” and, together with Royal Bank, “RBC”), UBS AG, Stamford Branch (“UBS AG”), UBS Securities (“UBSS” and, together with UBS AG, “UBS” and UBS, collectively with BAML, Barclays, Citi, CS, GS, JPMorgan, MS, DB, RBC and any commitment parties added pursuant to the terms hereof, “we”, “us” or the “Commitment Parties”) that you intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet” and, together with the Transaction Description and this commitment letter, the “Commitment Letter”). “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.

1.	Commitments.

In connection with the Transactions, each of the Commitment Parties listed on Schedule I hereto is pleased to advise you of its commitment to provide the Incremental Term Loan Facility in the amount set forth on Schedule I hereto opposite its name (each initial lender of the Incremental Term Loan Facility, together with any initial lenders added pursuant to the terms hereof, the “Initial Lenders” and each, individually, an “Initial Lender”).

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

On or prior to the Funding Date (as defined below), the aggregate commitments hereunder in respect of the Incremental Term Loan Facility shall be permanently reduced, dollar-for dollar, by (a) 100% of the Net Proceeds (as defined in the Credit Agreement) received by you, Holdings, the Borrowers or any Restricted Subsidiary (as defined in the Credit Agreement) from any sale or issuance of debt securities or any incurrence of debt for borrowed money (collectively, “Debt Issuances”), other than (i) Excluded Debt (as defined below) and (ii) additional Debt Issuances in an amount up to $2 billion in the aggregate as consideration in connection with, or otherwise issued or transferred to raise cash proceeds to finance, any acquisition (other than the Class V Transaction) or other strategic initiative, (b) 100% of the Net Proceeds of any Takeout Margin Loan Debt and (c) 100% of the Net Proceeds received by you, Holdings, the Borrowers or any Restricted Subsidiary from any issuance of equity securities or equity-linked securities (other than (i) pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs and (ii) equity securities or equity-linked securities issued or transferred directly as consideration in connection with, or otherwise issued or transferred to raise cash proceeds to finance, any acquisition (including the Merger and the Class V Transaction) or other strategic initiative. For purposes hereof, “Excluded Debt” means (i) borrowings under the Revolving Credit Facility under and as defined in the Credit Agreement (including any Incremental Revolving Loans (as defined in the Credit Agreement)), (ii) borrowings for working capital purposes (including commercial paper issuances) and ordinary course capital lease, purchase money and equipment financings, (iii) indebtedness, loans, and advances among you and/or your subsidiaries, (iv) any financing transaction secured by, or related to, DFS Financing Assets (as defined in the Credit Agreement) or otherwise relating to the business of DFS (as defined in the Credit Agreement), including any indebtedness incurred to finance the purchase or origination of DFS Financing Assets and any refinancing of any of the foregoing and (v) any indebtedness incurred to refinance any indebtedness that has become due or has matured in accordance with its terms or scheduled to become due or mature prior to December 31, 2019.

2.	Titles and Roles.

It is agreed that (i) each of MLPFS, Barclays, Citi, CSLF, GS, JPMorgan, MS, DBSI, RBCCM and UBSS will act as a lead arranger for the Incremental Term Loan Facility (together with any other lead arranger, if any, appointed pursuant to this paragraph, each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) and (ii) each of MLPFS, Barclays, Citi, CSLF, GS, JPMorgan, MS, DBSI, RBCCM and UBSS will act as a joint bookrunner for the Incremental Term Loan Facility (together with any other joint bookrunner for the Incremental Term Loan Facility, if any, appointed pursuant to this paragraph, each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”); provided that JPMorgan may perform its responsibilities as a Lead Arranger through its affiliate, J.P. Morgan Securities LLC. Except as set forth below, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Incremental Term Loan Facility unless you and the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Incremental Term Loan Facility on the date hereof (the “Majority Lead Arrangers”) shall so agree; provided that you may, on or prior to the date which is 15 business days after the date of your acceptance of this Commitment Letter, appoint one or more additional joint bookrunners, arrangers, agents, co-agents, managers or co-managers for the Incremental Term Loan Facility, and award such joint bookrunners, arrangers, agents, co-agents, managers or co-managers titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any additional joint bookrunners, arrangers, agents, co-agents, managers or co-managers or confer other titles in respect of the Incremental Term Loan Facility, then, notwithstanding anything in Section 3

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to the contrary, the commitments of the Initial Lenders in respect of the Incremental Term Loan Facility, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of the Incremental Term Loan Facility, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of the Incremental Term Loan Facility at such time (excluding any Initial Lender that becomes a party hereto pursuant to this proviso) on a pro rata basis according to the respective amounts of their commitments, upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation pursuant to which such financial institution becomes party to this Commitment Letter and the Fee Letter and, thereupon, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and/or “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any joint bookrunner, arranger, agent or manager for the Incremental Term Loan Facility in accordance with the immediately preceding proviso, (a) the aggregate underwriting economics payable to all such additional joint bookrunners, arrangers, agents, co-agents, managers or co-managers (or any relevant affiliate thereof) in respect of the Incremental Term Loan Facility shall not exceed 17% of the total underwriting economics which would otherwise be payable to the Commitment Parties in respect of the Incremental Term Loan Facility pursuant to the Fee Letter, (b) each additional joint bookrunner, arranger, agent, co-agent, manager or co-manager (or its relevant affiliates) shall assume a proportion of the commitments with respect to the Incremental Term Loan Facility that is equal to the proportion of the economics allocated to such joint bookrunner, arranger, agent, co-agent, manager or co-manager and (c) no additional joint bookrunner, arranger, agent, co-agent, manager or co-manager shall have greater economics with respect to the Incremental Term Loan Facility than any of the Initial Lenders party hereto on the date hereof.

3. No Syndication.

The Lead Arrangers shall not have the right, prior to the Closing Date (as defined below), to syndicate any portion of the Initial Lenders’ respective commitments hereunder.

Subject to Section 2 above, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Incremental Term Loan Facility on the next business day immediately following the date on which Stockholder Approvals are obtained (the date of such funding, the “Funding Date”)) in connection with any syndication, assignment or participation of the Incremental Term Loan Facility, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Incremental Term Loan Facility until after the initial funding of the Incremental Term Loan Facility and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Term Loan Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

It is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Incremental Term Loan Facility and in no event shall the commencement or successful completion of syndication of the Incremental Term Loan Facility constitute a condition to the effectiveness of the Incremental Facility Documentation on the Funding Date or the availability or funding of the Incremental Term Loan Facility on the Funding Date.

4. Information.

You hereby represent and warrant that all written information and written data (such information and data, other than (i) any financial estimates, forecasts or other projections or forward-looking statements and (ii) information of a general economic or industry specific nature, the “Information”) that has been or

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will be made available to the Commitment Parties directly or indirectly by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby (including the Offer Documents), when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Incremental Term Loan Facility (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Incremental Term Loan Facility on the Funding Date and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Incremental Term Loan Facility shall occur; it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Incremental Facility Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Incremental Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties, relating to Holdings, you or your subsidiaries or businesses or otherwise, the making and accuracy of which shall be a condition to the availability and funding of the Incremental Term Loan Facility on the Funding Date shall be the Specified Representations (as defined below) in all material respects and (ii) the terms of the Incremental Facility Documentation shall be in a form such that they do not impair the availability or funding of the Incremental Term Loan Facility on the Funding Date if the applicable conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto are satisfied (or waived by the Commitment Parties). For purposes hereof, “Specified Representations” shall have the meaning set forth in clause (b) of such term in the Credit Agreement; provided that references in such Specified Representations to (i) the “Effective Date” shall instead refer to the Funding Date as defined herein, (ii) the “Transactions” shall be to the Transactions as defined herein, (iii) “Agreement” shall be to the Incremental Facility Documentation as defined herein, (iv) “Loan Documents” shall include the Incremental Facility Documentation, (v) “Loans” shall include the Incremental Term Loans as defined herein and (vi) the “granting of the Liens in the Collateral” instead shall refer to the existence of the Liens on the Collateral on the Funding Date granted by the Loan Parties prior to the Funding Date. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

7. Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Incremental Facility Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents,

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controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (other than Lenders that are not Initial Lenders) (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Incremental Term Loan Facility or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent or arranger under the Incremental Term Loan Facility and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (not to be unreasonably withheld or delayed)), travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties, the Lead Arrangers and the Joint Bookrunners identified in the Term Sheet (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Incremental Term Loan Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Incremental Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account of our relationship with such counsel). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Incremental Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

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Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries or affiliate) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Incremental Term Loan Facility and the use of proceeds thereunder), or with respect to any activities related to the Incremental Term Loan Facility, including the preparation of this Commitment Letter, the Fee Letter and the Incremental Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Party is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. It is further agreed that the Commitment Parties shall be severally liable in respect of their commitments to the Incremental Term Loan Facility, on a several, and not joint basis with any other Lender.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its affiliates and (3) the respective agents, advisors and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

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8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you and your subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you or any of your subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you or any of your subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or any of your subsidiaries or affiliates confidential information obtained by them from other persons.

As you know, the Commitment Parties and their respective affiliates may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), your customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrowers or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you and the Borrowers and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you and the Borrowers and your and their respective subsidiaries and affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you, the Borrowers, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Borrowers, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Borrowers or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is

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currently advising you, the Borrowers, or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you, the Borrowers or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equityholders, employees or creditors.

In addition, please note that certain of the Commitment Parties (or their affiliates) have been retained by you as a financial advisor (in such capacities, the “Financial Advisors”) in connection with the Class V Transaction. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result primarily from, on the one hand, the engagement of the Financial Advisors, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the Commitment Parties hereto acknowledges (i) the retention of such Commitment Parties as a Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to any Commitment Party on the part of any other Commitment Party or any of their respective affiliates.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to any of your affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in connection with any public or regulatory filing requirement relating to the Transactions, (ii) you may disclose the Term Sheet and other exhibits and attachments to the Commitment Letter, and the contents thereof, to rating agencies in connection with obtaining public ratings for the Company and the Incremental Term Loan Facility, (iii) you may disclose the aggregate fee amount contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related

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to fee amounts related to the Transactions to the extent customary or required in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and (iv) you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheet and other exhibits and attachments hereto) to any additional joint bookrunner, arranger, agent, co-agent, manager or co-manager in either case to the extent in contemplation of appointing such person pursuant to the provisions of the proviso set forth in Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Borrowers or any of your or their respective subsidiaries, (d) to the extent that such information is or was received by such Commitment Party or any of its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your subsidiaries, (e) to the extent that such information is independently developed by such Commitment Party or any of its Related Parties without the use of any confidential information, (f) to such Commitment Party’s affiliates and to its and their respective employees, officers, directors, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) (the persons identified in this clause (f), collectively, the “Related Parties”), (g) for purposes of establishing a “due diligence” defense, (h) to the extent you consent in writing to any specific disclosure or (i) to the extent such information was already in such Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions. In the event that the Incremental Term Loan Facility is funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Incremental Facility Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties.

9

Subject to the immediately preceding sentence, the confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) subject to the second paragraph of Section 3, by the Initial Lenders in connection with the syndication of the Incremental Term Loan Facility and (ii) any assignments between GS and Goldman Sachs Lending Partners LLC) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). Notwithstanding the foregoing, the parties hereby agree that MLPFS may, without notice to any other party hereto, assign its rights and obligations under this Commitment Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter. Except as contemplated by Section 2 hereof, this Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to our commitments with respect to the Incremental Term Loan Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Incremental Term Loan Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws, rules or principles thereof (or any other jurisdiction) to the extent that such laws, rules or principles would direct a matter to another jurisdiction.

Any Joint Bookrunner may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrowers and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

10

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Incremental Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent described in the first paragraph of Section 6 of this Commitment Letter.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrowers, Holdings and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Incremental Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Incremental Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with

11

respect to the Incremental Term Loan Facility (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the Incremental Term Loan Facility as of the date hereof).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties (or their legal counsel on behalf of the Commitment Parties), executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on November 16, 2018. The Initial Lenders’ respective commitments and the obligations of the Commitment Parties hereunder will expire at such time in the event that the Commitment Parties (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Incremental Term Loan Facility and our other undertakings in connection therewith available for you until the earliest of (i) prior to the consummation of the Class V Transaction, the termination of the Merger Agreement by you or any of your affiliates in a signed writing in accordance with its terms, (ii) the consummation of the Class V Transaction without the funding of the Incremental Term Loan Facility and (iii) 11:59 p.m., New York City time on February 7, 2019 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

12

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Jeannette Lu

Name:	Jeannette Lu

Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jeffery P. Standish

Name:	Jeffery P. Standish

Title:	Director

[Signature Page to Project Yosemite Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Craig J. Malloy

Name:	Craig J. Malloy
Title:	Director

[Signature Page to Project Yosemite Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Susan M. Olsen

Name:	Susan M. Olsen

Title:	Managing Director

[Signature Page to Project Yosemite Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Judith E. Smith

Name:	Judith E. Smith

Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta

Name:	D. Andrew Maletta

Title:	Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Thomas Davidov

Name:	Thomas Davidov

Title:	Managing Director

[Signature Page to Project Yosemite Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Project Yosemite Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Bruce S. Borden
Name: Bruce S. Borden
Title: Executive Director

[Signature Page to Project Yosemite Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Project Yosemite Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Director

[Signature Page to Project Yosemite Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Director

[Signature Page to Project Yosemite Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ J. Christian Gutierrez
Name: J. Christian Gutierrez
Title: Authorized Signatory

[Signature Page to Project Yosemite Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

UBS SECURITIES LLC

By:	/s/ Kevin T Pluff
Name: Kevin T. Pluff
Title: Managing Director
Leveraged Capital Markets

By:	/s/ James Boland
Name: James Boland
Title: Managing Director

UBS AG, STAMFORD BRANCH

By:	/s/ Kevin T Pluff
Name: Kevin T. Pluff
Title: Managing Director
Leveraged Capital Markets

By:	/s/ James Boland
Name: James Boland
Title: Managing Director

[Signature Page to Project Yosemite Commitment Letter]

Accepted and agreed to as of the date first above written:

DELL INC.

By:	/s/ Tyler W. Johnson II
Name: Tyler W. Johnson II
Title: Senior Vice President and Treasurer

[Signature Page to Project Commitment Letter]

SCHEDULE I

Commitment Party	Commitment Percentage[2]	Commitment Amount
Bank of America, N.A.	12.2857%	$614,285,714.29
Barclays Bank PLC	12.2857%	$614,285,714.29
Citi	12.2857%	$614,285,714.29
Credit Suisse AG, Cayman Islands Branch	12.2857%	$614,285,714.29
Goldman Sachs Bank, USA	12.2857%	$614,285,714.28
JPMorgan Chase Bank, N.A.	12.2857%	$614,285,714.28
Morgan Stanley Senior Funding, Inc.	12.2857%	$614,285,714.28
Deutsche Bank AG New York Branch	5.5000%	$275,000,000.00
Royal Bank of Canada	5.5000%	$275,000,000.00
UBS AG, Stamford Branch	3.0000%	$150,000,000.00

Total	100.0000%	$5,000,000,000.00

[2]	Rounded to the fourth decimal place.

EXHIBIT A

Project Yosemite

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached, including Exhibit B thereto (the “Commitment Letter”), or in the Credit Agreement. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Dell Technologies Inc., a corporation organized under the laws of the State of Delaware (“Dell Technologies”), has entered into an Agreement and Plan of Merger, dated as of July 1, 2018 (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended on the date hereof, the “Merger Agreement”), with Teton Merger Sub Inc., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Dell Technologies (“Merger Sub”), pursuant to which (a) Merger Sub will merge with and into Dell Technologies (the “Merger”), with Dell Technologies being the surviving entity of the Merger and (b) in connection therewith, each share of the class V common stock of Dell Technologies (the “Class V Common Stock”) will be converted into the right to receive, at the election of the holder of such share, either (i) shares of the class C common stock of Dell Technologies (the “Class C Common Stock”) or (ii) cash, without interest, subject to a cap on the aggregate amount of cash consideration (this clause (ii), the “Cash Consideration”), with any such holder that does not make an election being deemed to have elected to receive shares of Class C Common Stock (such shares, together with the shares elected pursuant to clause (i) and the Cash Consideration, the “Class V Transaction Consideration”). The foregoing transactions are referred to herein as the “Class V Transaction” and the date the Class V Transaction is consummated is referred to herein as the “Closing Date.”

In connection with the foregoing, it is intended that:

a)

On the Closing Date prior to the completion of the Class V Transaction, subject to the receipt of Stockholder Approvals and the satisfaction of the other conditions described in the registration statement relating to the Class V Transaction on Form S-4 filed with the Securities and Exchange Commission (together with the exhibits filed therewith and as amended, supplemented or otherwise modified, the “Offer Documents”), VMware, Inc., a corporation organized under the laws of the State of Delaware and a majority owned subsidiary of Dell Technologies (“VMware”), will pay a special cash dividend to its stockholders (the “VMware Dividend”). A portion of the VMware Dividend will be received by Dell Technologies and used to fund a portion of the Cash Consideration.

b)

Approval of the Class V Transaction requires, among other conditions, (i) the affirmative vote of holders of record of a majority of the outstanding shares of Class V Common Stock (excluding shares held by affiliates of Dell Technologies), voting as a separate class, (ii) the affirmative vote of holders of record of a majority of the outstanding shares of class A common stock of Dell Technologies (the “Class A Common Stock”), voting as a separate class, (iii) the affirmative vote of holders of record of a majority of the outstanding shares of class B common stock of Dell Technologies (the “Class B Common Stock”), voting as a separate class, and (iv) the affirmative vote of holders of record of outstanding shares of Class V Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock representing a majority of the voting power of the outstanding shares of all such series of common stock, voting together as a single class (collectively, the “Stockholder Approvals”). As a result of the Class V Transaction, the Class V Common Stock will be eliminated and will be delisted from the New York Stock Exchange (the “NYSE”) and cease to be publicly traded. Following the closing of the Class V Transaction, the Class C Common Stock will be listed on the NYSE.

A-1

c)

(i) Dell International L.L.C., a limited liability company organized under the laws of the State of Delaware and an indirect wholly owned subsidiary of Dell Technologies (“Dell International”), and EMC Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts and an indirect wholly owned subsidiary of Dell Technologies (“EMC” and, together with Dell International, the “Borrowers”), will obtain up to $5,000 million under a senior secured incremental first lien term A loan facility described in Exhibit B to the Commitment Letter (the “Incremental Term Loan Facility”, and the loans thereunder, the “Incremental Term Loans”) under that certain Credit Agreement, dated as of September 7, 2016 (as amended and/or supplemented by that certain First Refinancing and Incremental Facility Amendment dated as of March 8, 2017, that certain Second Refinancing Amendment dated as of October 20, 2017 and that certain Third Refinancing Amendment dated as of October 20, 2017, and as further amended, restated, supplemented or otherwise modified from time to time after the date hereof, including pursuant to the Incremental Facility Documentation, the “Credit Agreement”), among Denali Intermediate Inc. (“Holdings”), Dell Inc. (the “Company”), Credit Suisse AG, Cayman Islands Branch, as Term Loan B Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A., as Term Loan A/Revolver Administrative Agent and Swingline Lender, and the lenders from time to time party thereto and/or (ii) a wholly owned unrestricted subsidiary of the Company will borrow up to $5,000 million under a new or increased margin loan facility (the “Takeout Margin Loan Debt”) and/or (iii) up to $5,000 million of other Debt Issuances (together with the Takeout Margin Loan Debt, the “Takeout Debt”), the proceeds of which (A) on and prior to the Funding Date, shall reduce the commitments in respect of the Incremental Term Loan Facility dollar for dollar in accordance with Section 1 of the Commitment Letter and (B) after the Funding Date, are intended to optionally prepay the Incremental Term Loans outstanding at such time.

d)

The proceeds of the VMware Dividend, the Incremental Term Loans (and/or the Takeout Debt) and a portion of the cash on hand at Dell Technologies and its subsidiaries on the Closing Date will be applied to pay (i) the Cash Consideration and (ii) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) and (ii) above, collectively, the “Class V Transaction Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Yosemite

Incremental Term Loan Facility

Summary of Principal Terms and Conditions3

Borrowers:	As set forth in Exhibit A to the Commitment Letter.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Lead Arrangers and Joint Bookrunners:	MLPFS, Barclays, Citi, CSLF, GS, JPMorgan, MS, DBSI, RBCCM and UBSS will act as lead arranger (together with any additional lead arranger appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and MLPFS, Barclays, Citi, CSLF, GS, JPMorgan, MS, DBSI, RBCCM and UBSS will act as bookrunner (together with any additional bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Incremental Term Loan Facility, and each will perform the duties customarily associated with such roles.

Other Agents:	The Borrowers may designate Lead Arrangers or their affiliates to act as documentation agent or co-documentation agent as provided in the Commitment Letter.

Incremental Term Loan Facility:	A senior secured incremental first lien term A loan facility under the Credit Agreement (the “Incremental Term Loan Facility”) in an aggregate principal amount of $5,000 million. The loans under the Incremental Term Loan Facility are referred to as the “Incremental Term Loans”. The lenders providing the Incremental Term Loans, together with the Initial Lenders, are referred to herein as the “Lenders”.

Purpose:	The proceeds of borrowings under the Incremental Term Loan Facility will be used by the Borrowers on the Closing Date, together with the VMware Dividend, any Takeout Debt and cash on hand at Dell Technologies and its subsidiaries, to pay the Class V Transaction Funds. For the avoidance of doubt, the proceeds of the borrowings under the Incremental Term Loan Facility may not be “netted” from any ratio calculations under the Credit Agreement.

Availability:	The Incremental Term Loan Facility will be available in a single drawing on the Funding Date. Amounts borrowed under the Incremental Term Loan Facility that are repaid or prepaid may not be reborrowed.

[3]

All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto, or in the Credit Agreement.

Interest Rate:

The interest rate applicable to the Incremental Term Loan Facility shall be, at the option of the Borrowers, (a) the Adjusted LIBO Rate plus 1.75% or (b) the Alternate Base Rate plus 0.75%.

There shall be a minimum Adjusted LIBO Rate (i.e. the Adjusted LIBO Rate prior to adding any applicable interest rate margins thereto) requirement of 0.00% per annum.

Extension Fee:	The Borrowers will pay fees, for the ratable benefit of the Lenders, in an amount equal to 0.50% of the aggregate principal amount of the Incremental Term Loans outstanding on the First Extended Maturity Date which have been extended to the Second Extended Maturity Date (the “Extension Fee”). The Extension Fee shall be due and payable on the First Extended Maturity Date.

Default Rate:	Same as under the Credit Agreement.

Final Maturity and Amortization:

The Incremental Term Loan Facility will initially mature on the earlier of (a) February 8, 2019 and (b) the date on which the Merger Agreement is terminated by the Company or any of its affiliates in accordance with its terms (the “Initial Maturity Date”); provided that on the date on which the Class V Transaction is consummated, the Initial Maturity Date shall be extended automatically to the date that is 364 days after the Closing Date (the “First Extended Maturity Date”), so long as the Merger has been consummated prior to the Initial Maturity Date.

The First Extended Maturity Date may be extended to the date that is 364 days after the First Extended Maturity Date (the “Second Extended Maturity Date” and together with the Initial Maturity Date and the First Extended Maturity Date, as applicable, the “Maturity Date”) so long as (i) the Borrower shall have provided written notice to each Lender at least 10 business days prior to the First Extended Maturity Date, (ii) concurrently with the effectiveness of such extension, the Borrower shall have paid the Extension Fee in respect of the aggregate principal amount of the Incremental Term Loans so extended and (iii) the conditions set forth in Section 4.02(a) and (b) of the Credit Agreement shall have been satisfied.

Notwithstanding anything to the contrary herein, the Incremental Facility Documentation shall provide that if at any time on or prior to the Initial Maturity Date and/or the First Extended Maturity Date, as applicable, any Takeout Margin Loan Debt is issued or incurred or any other new or increased margin loan is issued or incurred by an unrestricted subsidiary, the aggregate principal amount of Incremental Term Loans which may be extended to a subsequent Maturity Date pursuant to the two immediately preceding paragraphs shall be reduced on a dollar-for-dollar basis by 100% of the Net Proceeds received by the Company, Holdings, the Borrowers or any Restricted Subsidiary in respect of such issuance or incurrence to the extent not utilized to optionally prepay Incremental Term Loans at or prior to such time.

The Incremental Term Loan Facility will have no amortization, with the balance payable on the Maturity Date thereof.

Guarantees:	Same as existing Term A Loans under the Credit Agreement.

Security:	Same as existing Term A Loans under the Credit Agreement.

Mandatory Prepayments:	Same as existing Term A Loans under the Credit Agreement. For purposes of mandatory prepayments, the Incremental Term Loans shall participate in any mandatory prepayments as set forth in the Credit Agreement.

Voluntary Prepayments:	Same as existing Term A Loans under the Credit Agreement. For purposes of voluntary prepayments, the Incremental Term Loans shall participate in any voluntary prepayments as set forth in the Credit Agreement.

Conditions to Borrowing:

Subject to the Limited Conditionality Provisions, the availability of the Incremental Term Loan Facility on the Funding Date will be subject solely to:

(a) delivery of a customary borrowing/issuance notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default,

(b) the accuracy of the Specified Representations in all material respects (subject to the Limited Conditionality Provisions); provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects,

(c) receipt of the Stockholder Approvals,

(d) the Lead Arrangers shall have received a certificate executed by Dell Technologies, Merger Sub and the Company certifying that as of the proposed Funding Date the conditions set forth in clauses (f) through (i) of Section 5.01 of the Merger Agreement would be satisfied if the Merger were to occur on the Funding Date and such persons have no reason to believe the conditions to the Merger in the Merger Agreement will not be satisfied, and the Merger not consummated in accordance therewith, prior to the Expiration Date,

(e) no provision of the Merger Agreement shall have been modified, amended, consented to or waived prior to the Funding Date in a manner that is materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Majority Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that any modification, amendment or express waiver or consents that results in (i) a reduction in the Class V Transaction Consideration shall not be deemed to be materially adverse to the Lenders and (ii) an increase in the cap on the aggregate amount of Cash Consideration or in the Class V Transaction Consideration shall not be deemed to be materially adverse to the Lenders if such increase is not funded by indebtedness incurred by Holdings, the Company, the Borrowers or any Restricted Subsidiary),

(f) the execution and delivery by the Borrowers, Holdings, the Company and each other Guarantor of the Incremental Facility Documentation (including a customary reaffirmation agreement), which shall be in accordance with the terms of the Commitment Letter and the Term Sheet and subject to the Limited Conditionality Provisions,

(g) delivery to the Lead Arrangers of customary legal opinions (limited to New York, Delaware and Massachusetts, in each case covering the Loan Parties consistent with the opinions delivered in connection with the Third Refinancing Amendment to the Credit Agreement dated October 20, 2017), customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrowers, Holdings and the Company and, to the extent consistent with the closing documentation required by the Third Refinancing Amendment to the Credit Agreement dated October 20, 2017, the other Guarantors,

(h) the Initial Lenders shall have received all documentation at least three business days prior to the Funding Date and other information about the Borrowers and the Guarantors that shall have been reasonably requested by the Initial Lenders in writing at least 10 business days prior to the Funding Date and that the Initial Lenders reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act,

(i) if either Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230, each Initial Lender providing its electronic delivery requirements and requesting a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230 (such certification, the “Beneficial Ownership Certification”) at least 10 business days prior to the Funding Date shall have received, at least three business days prior to the Funding Date, the Beneficial Ownership Certification in relation to such Borrower,

(j) the Funding Date shall have occurred on or before the Expiration Date,

(k) the conditions to the incurrence of an Incremental Term Loan under the Credit Agreement in effect as of the date of the Commitment Letter to which this Exhibit B is attached shall be satisfied as of the Funding Date, and

(l) all fees required to be paid on the Funding Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Funding Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Funding Date (except as otherwise reasonably agreed by the Borrowers), shall, upon the funding of the Incremental Term Loan Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Incremental Term Loan Facility).

Incremental Facility Documentation:	The definitive financing documentation for the Incremental Term Loan Facility (the “Incremental Facility Documentation”) shall take the form of an Incremental Facility Amendment (as defined in the Credit Agreement), be initially drafted by counsel for the Borrowers and contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (a) be negotiated in good faith within a reasonable time period to be determined based on the expected Funding Date and expected Closing Date in coordination with the Offer Documents, and (b) contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms (but no other conditions) as the Borrowers and the Lead Arrangers shall reasonably agree.

Representations and Warranties:	Same as under the Credit Agreement; provided that the representation in Section 3.14 shall refer to solvency as of the Funding Date after giving effect to, and assuming the consummation of, the Class V Transactions and the other adjustments will be made as provided in the Commitment Letter with respect to the Specified Representations.

Affirmative Covenants, Negative Covenants and Events of Default:	Same as under the Credit Agreement.

Financial Maintenance Covenant:	Same as under the Credit Agreement as applicable to the Term A Loans.

Voting:	Same as under the Credit Agreement.

Cost and Yield Protection:	Same as under the Credit Agreement.

Assignments and Participations:	Same as under the Credit Agreement.

Expenses and Indemnification:	Same as under the Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.